Exhibit 99.1

Hampshire Group Promotes

David Price to COO

New York, NY, March 28, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced the promotion of David Price to the role of Chief Operating Officer. Price held the role of Senior Vice President of Operations at Hampshire Group since 2012. Price will report to Paul Buxbaum, Chairman and Chief Executive Officer, and will oversee operations in all divisions of Hampshire Group. “We are thrilled to promote David into the role of COO. David has been an integral part of the turnaround effort of Hampshire Group, and he will serve an even more important role in building the business going forward,” said Paul Buxbaum.

Price has 27 years of industry experience in manufacturing, merchandising, distribution, sourcing/procurement and operations. He has held senior management positions with Aramark Uniform Services, Cintas, Wrangler (VF Corp) and most recently as Senior Vice President of Operations at Haggar Clothing.

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255